Exhibit 99

Acadia Healthcare Reports First Quarter 2022 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--May 3, 2022--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the first quarter ended March 31, 2022.

First Quarter Highlights

  Revenue totaled $616.7 million, an increase of 11.9% over the first quarter of 2021
  Same facility revenue increased 8.6% compared to the first quarter of 2021, including an increase in revenue per patient day of 6.2% and an increase in patient days of 2.2%
  Net income attributable to Acadia totaled $60.8 million, or $0.67 per diluted share, and adjusted income from continuing operations attributable to Acadia stockholders totaled $61.2 million, or $0.67 per diluted share.
  Adjusted EBITDA totaled $135.5 million
  Cash flows from operating activities totaled $76.8 million

First Quarter Results

The Company reported revenue of $616.7 million for the first quarter of 2022, compared with $551.2 million for the first quarter of 2021. Adjusted EBITDA was $135.5 million for the first quarter of 2022, compared with $119.5 million for the same period last year.

Net income attributable to Acadia stockholders for the first quarter of 2022 was $60.8 million, or $0.67 per diluted share. Adjusted income from continuing operations attributable to Acadia stockholders was $0.67 per diluted share for the first quarter of 2022. Adjustments to income include transaction-related expenses and the income tax effect of adjustments to income. A reconciliation of all non-GAAP financial results in this press release begins on page 9.

For the first quarter of 2022, Acadia’s same facility revenue increased 8.6% compared with the first quarter of 2021, including an increase in revenue per patient day of 6.2% and an increase in patient days of 2.2%.

Chris Hunter, Chief Executive Officer of Acadia Healthcare Company, remarked, “Acadia produced solid financial and operating results for the first quarter of 2022, marking a strong start to the year. While we faced some early challenges in January related to the surge of the Omicron variant of COVID-19, our operating trends recovered with meaningful improvement in February and March. Our facilities have managed well through each stage of the pandemic, with strict protocols in place to ensure high standards of safety for our patients with minimal disruptions to our operations, all while navigating a tight labor environment. As such, we successfully delivered on our key performance metrics in the first quarter, demonstrating consistent execution of our strategy. We have seen robust demand for our behavioral healthcare services, and our dedicated team of employees and clinicians across our operations have continued to meet this growing demand with high quality patient care in a safe and effective manner.

Strategic Investments for Long-Term Growth

“In the first quarter of 2022, Acadia continued to move forward and expand our market reach through four strategic pathways to growth across our service lines. Our first pathway and best return on investment is through facility expansions, where we have an opportunity to utilize a facility’s current infrastructure and leverage the existing cost structure. During the first quarter, we added 28 beds to current facilities and expect to add approximately 300 beds in 2022.

“As the demand for behavioral healthcare services continues to grow, our second pathway focuses on identifying underserved markets to develop wholly owned de novo facilities that help address this need. At the end of 2021, we completed the acquisition of several currently non-operational facilities, including one adult hospital, one children’s hospital and an outpatient facility, all located in Chicago. We have commenced work on the improvements and expect to open the 60-bed children’s hospital in June. The 101-bed adult hospital and the outpatient facility are slated to begin operations in 2023. In addition to the new Chicago facilities, we also expect to open a de novo facility, Coachella Valley Behavioral Health, in Indio, California, later this year.

“We also continued to expand our network of comprehensive treatment centers (CTCs) to address the growing and critical need for medication-assisted treatment for patients dealing with opioid use disorder. We opened one new CTC in Virginia during the first quarter. We have identified additional opportunities to reach more markets that are underserved, and we plan to open at least six CTCs in 2022 to support the high demand for effective treatment.

“A third important pathway for Acadia’s continued growth is through joint venture partnerships with leading health systems across the country. With our expertise as the leading pure-play provider of behavioral healthcare services and our reputation for quality care, Acadia is an attractive partner for leading health systems who want to expand and improve behavioral healthcare treatment options in their respective communities. We plan to open a new facility in partnership with Covenant Health in Knoxville, Tennessee, this summer. We also expect to commence operations in a new facility in partnership with the Lutheran Health Network in Ft. Wayne, Indiana, later in 2022. Working together with these partners, we can combine our expertise and resources with a shared commitment to expand access to quality care and behavioral health treatment.

“For our fourth and final pathway we continue to look for acquisition opportunities that meet the criteria of our disciplined capital allocation framework. Acadia has a proven operating model, and our strategy is to identify facilities and programs where we can leverage our scale and expertise, make necessary investments for expansion and add service offerings to further enhance the continuum of care,” added Hunter.

Cash and Liquidity

Acadia’s balance sheet remains strong with ample liquidity and capital to pursue its growth initiatives and continue to make strategic investments in its business. As of March 31, 2022, the Company had $140.4 million in cash and cash equivalents. During the first quarter, the Company repaid $10 million on its senior secured revolving credit facility, reducing the outstanding balance to $160 million as of March 31, 2022. The Company had $440 million available under its $600 million revolving credit facility and its net leverage ratio was approximately 2.3x as of March 31, 2022.

During the first quarter, the Company continued its repayment of amounts received pursuant to the Medicare Accelerated and Advanced Payment Program under the CARES Act. Of the $45 million of advanced payments received in 2020, the Company repaid a total of $25 million in 2021 and made additional payments of $8 million in the first quarter of 2022. The Company will continue to repay the remaining balance throughout the rest of 2022. The Company will also repay the remaining half of the approximately $39 million of 2020 payroll tax deferrals in the second half of 2022.

Financial Guidance

Acadia today affirmed its previously announced financial guidance for 2022, as follows:

2022 Guidance Range
Revenue	$2.55 to $2.60 billion
Adjusted EBITDA	$575 to $610 million
Adjusted earnings per diluted share	$2.85 to $3.15
Interest Expense	$65 to $70 million
Tax rate	25% to 26%
Depreciation and amortization expense	$120 to $130 million
Stock compensation expense	Approximately $30 million
Operating cash flows, including $39 million of CARES Act repayments	$350 to $400 million
Expansion capital expenditures	$290 to $340 million
Maintenance capital expenditures	Approximately $50 million

The Company’s guidance does not include the impact of any future acquisitions, divestitures or transaction-related expenses.

Looking Ahead

Hunter added, “I am very proud to join Acadia as the Company’s new Chief Executive Officer and am excited about the opportunities ahead. With a strong first quarter performance, we have an opportunity to build on our momentum and continue to extend our market reach to more patients and communities. Above all, we are unwavering in our commitment as a leader in addressing the critical societal need in our country for behavioral healthcare services. It is gratifying to see the growing recognition of mental health on parity with other healthcare services and a greater public acceptance for treatment. With the extraordinary economic and societal challenges created by the COVID-19 pandemic, the need for behavioral healthcare services is greater than ever. Acadia is well positioned to meet the growing demand for our services with a proven operating model, an expansive network of 238 facilities and diversified service lines across the continuum of care. I look forward to working with Acadia’s strong management team, committed facility leaders, clinicians and 22,500 dedicated employees across the country as we pursue a strategic direction that delivers greater value for our patients, the communities we serve and our stockholders.”

Conference Call

Acadia will hold a conference call to discuss its first quarter financial results at 9:00 a.m. Eastern Time on Wednesday, May 4, 2022. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available for 30 days.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of March 31, 2022, Acadia operated a network of 238 behavioral healthcare facilities with approximately 10,600 beds in 40 states and Puerto Rico. With more than 22,500 employees serving approximately 70,000 patients daily, Acadia is the largest stand-alone behavioral health company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This press release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) the impact of the COVID-19 pandemic, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes; and increased costs relating to labor, supply chain and other expenditures; (ii) the impact of vaccine and other pandemic-related mandates imposed by local, state and federal authorities; (iii) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our acquisitions, joint ventures and de novo transactions; (iv) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (v) potential reductions in payments received by Acadia from government and third-party payors; (vi) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (vii) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (viii) potential disruptions to our information technology systems or a cybersecurity incident; and (ix) potential operating difficulties, labor costs, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(In thousands, except per share amounts)

Revenue	$616,653	$551,199

Salaries, wages and benefits (including equity-based compensation expense of $7,925 and $7,034, respectively)	335,762	304,333
Professional fees	36,911	31,617
Supplies	23,699	21,322
Rents and leases	11,249	9,412
Other operating expenses	81,425	72,010
Depreciation and amortization	28,926	24,894
Interest expense, net	15,787	29,027
Debt extinguishment costs	—	24,650
Transaction-related expenses	3,582	4,610
Total expenses	537,341	521,875
Income from continuing operations before income taxes	79,312	29,324
Provision for income taxes	17,402	6,204
Income from continuing operations	61,910	23,120
Loss from discontinued operations, net of taxes	—	(12,641)
Net income	61,910	10,479
Net income attributable to noncontrolling interests	(1,073)	(762)
Net income attributable to Acadia Healthcare Company, Inc.	$60,837	$9,717

Basic earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Income from continuing operations attributable to Acadia Healthcare Company, Inc.	$0.68	$0.25
Loss from discontinued operations	—	(0.14)
Net income attributable to Acadia Healthcare Company, Inc.	$0.68	$0.11

Diluted earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Income from continuing operations attributable to Acadia Healthcare Company, Inc.	$0.67	$0.25
Loss from discontinued operations	—	(0.14)
Net income attributable to Acadia Healthcare Company, Inc.	$0.67	$0.11

Weighted-average shares outstanding:
Basic	89,258	88,242
Diluted	91,012	89,941

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2022	2021
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$140,367	$133,813
Accounts receivable, net	299,022	281,332
Other current assets	90,710	79,886
Total current assets	530,099	495,031
Property and equipment, net	1,795,791	1,771,159
Goodwill	2,200,659	2,199,937
Intangible assets, net	70,319	70,145
Deferred tax assets	3,047	3,080
Operating lease right-of-use assets	139,264	133,761
Other assets	95,460	94,965
Total assets	$4,834,639	$4,768,078

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$21,250	$18,594
Accounts payable	104,209	98,575
Accrued salaries and benefits	138,092	137,845
Current portion of operating lease liabilities	25,170	23,348
Other accrued liabilities	122,030	126,499
Total current liabilities	410,751	404,861
Long-term debt	1,463,848	1,478,626
Deferred tax liabilities	77,604	74,368
Operating lease liabilities	120,560	116,841
Other liabilities	117,062	110,505
Total liabilities	2,189,825	2,185,201
Redeemable noncontrolling interests	70,304	65,388
Equity:
Common stock	897	890
Additional paid-in capital	2,632,527	2,636,350
Accumulated deficit	(58,914)	(119,751)
Total equity	2,574,510	2,517,489
Total liabilities and equity	$4,834,639	$4,768,078

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(In thousands)
Operating activities:
Net income	$61,910	$10,479
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	28,926	24,894
Amortization of debt issuance costs	808	1,646
Equity-based compensation expense	7,925	7,034
Deferred income taxes	3,269	3,962
Loss from discontinued operations, net of taxes	—	12,641
Debt extinguishment costs	—	24,650
Other	(478)	1,737
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(18,222)	(2,490)
Other current assets	(16,638)	75
Other assets	(202)	(3,570)
Accounts payable and other accrued liabilities	10,501	(3,979)
Accrued salaries and benefits	246	2,915
Other liabilities	6,298	(4,210)
Government relief funds	(7,556)	—
Net cash provided by continuing operating activities	76,787	75,784
Net cash provided by discontinued operating activities	—	253
Net cash provided by operating activities	76,787	76,037

Investing activities:
Cash paid for capital expenditures	(50,527)	(58,682)
Proceeds from U.K. Sale	—	1,511,020
Settlement of foreign currency derivatives	—	(84,795)
Proceeds from sale of property and equipment	1,294	134
Other	(460)	(74)
Net cash (used in) provided by investing activities	(49,693)	1,367,603

Financing activities:
Borrowings on long-term debt	—	425,000
Borrowings on revolving credit facility	—	430,000
Principal payments on revolving credit facility	(10,000)	(270,000)
Principal payments on long-term debt	(2,656)	—
Repayment of long-term debt	—	(2,224,603)
Payment of debt issuance costs	—	(9,935)
Repurchase of shares for payroll tax withholding, net of proceeds from stock option exercises	(11,741)	8,219
Contributions from noncontrolling partners in joint ventures	4,290	1,000
Distributions to noncontrolling partners in joint ventures	(447)	(377)
Other	14	(6,793)
Net cash used in financing activities	(20,540)	(1,647,489)

Effect of exchange rate changes on cash	—	4,067

Net increase (decrease) in cash and cash equivalents	6,554	(199,782)
Cash and cash equivalents at beginning of the period	133,813	378,697
Cash and cash equivalents at end of the period	$140,367	$178,915

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited, Revenue in thousands)

	Three Months Ended March 31,
	2022	2021	% Change
U.S. Same Facility Results (1)
Revenue	$592,278	$545,478	8.6%
Patient Days	684,429	669,538	2.2%
Admissions	42,968	44,096	-2.6%
Average Length of Stay (2)	15.9	15.2	4.9%
Revenue per Patient Day	$865	$815	6.2%
Adjusted EBITDA margin	27.8%	26.3%	150 bps

U.S. Facility Results
Revenue	$616,653	$551,199	11.9%
Patient Days	706,326	674,491	4.7%
Admissions	45,196	44,164	2.3%
Average Length of Stay (2)	15.6	15.3	2.3%
Revenue per Patient Day	$873	$817	6.8%
Adjusted EBITDA margin	26.3%	26.0%	30 bps

(1) Same facility results for the periods presented include facilities we have operated for more than one year and exclude certain closed services.
(2) Average length of stay is defined as patient days divided by admissions.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands)

Net income attributable to Acadia Healthcare Company, Inc.	$60,837	$9,717
Net income attributable to noncontrolling interests	1,073	762
Loss from discontinued operations, net of taxes	—	12,641
Provision for income taxes	17,402	6,204
Interest expense, net	15,787	29,027
Depreciation and amortization	28,926	24,894
EBITDA	124,025	83,245

Adjustments:
Equity-based compensation expense (a)	7,925	7,034
Transaction-related expenses (b)	3,582	4,610
Debt extinguishment costs (c)	—	24,650
Adjusted EBITDA	$135,532	$119,539

Adjusted EBITDA margin	22.0%	21.7%

See footnotes on page 11.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to
Adjusted Income Attributable to Acadia Healthcare Company, Inc.
(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands, except per share amounts)

Net income attributable to Acadia Healthcare Company, Inc.	$60,837	$9,717
Loss from discontinued operations, net of taxes	—	12,641

Adjustments to income:
Transaction-related expenses (b)	3,582	4,610
Debt extinguishment costs (c)	—	24,650
Provision for income taxes	17,402	6,204
Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc.	81,821	57,822
Income tax effect of adjustments to income (d)	20,619	15,618
Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc.	61,202	42,204

Weighted-average shares outstanding - diluted	91,012	89,941

Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. per diluted share	$0.67	$0.47

See footnotes on page 11.

Acadia Healthcare Company, Inc.
Footnotes

We have included certain financial measures in this press release, including those listed below, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. These non-GAAP financial measures include, and are defined, as follows:

• EBITDA: net income attributable to Acadia Healthcare Company, Inc. adjusted for net income attributable to noncontrolling interests, loss from discontinued operations, net of taxes, provision for income taxes, net interest expense and depreciation and amortization.

• Adjusted EBITDA: EBITDA adjusted for equity-based compensation expense, transaction-related expenses and debt extinguishment costs.

• Adjusted EBITDA margin: Adjusted EBITDA divided by revenue.

• Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc.: net income attributable to Acadia Healthcare Company, Inc. adjusted for loss from discontinued operations, net of taxes, transaction-related expenses, debt extinguishment costs and provision for income taxes.

• Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc.: Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc. adjusted for the income tax effect of adjustments to income.

The non-GAAP financial measures presented herein are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The non-GAAP financial measures presented herein are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies. We have included information concerning the non-GAAP financial measures in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present similar non-GAAP financial measures when reporting their results. Because the non-GAAP financial measures are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

(a) Represents the equity-based compensation expense of Acadia.

(b) Represents transaction-related expenses incurred by Acadia primarily related to termination, restructuring, management transition, acquisition and other similar costs.

(c) Represents debt extinguishment costs recorded during the first quarter of 2021 in connection with the redemption of the 5.625% senior notes and 6.500% senior notes and the termination of the prior credit facility.

(d) Represents the income tax effect of adjustments to income based on tax rates of 25.2% and 27.0% for the three months ended March 31, 2022 and 2021, respectively.

Contacts

Gretchen Hommrich
Vice President, Investor Relations
(615) 861-6000